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                                                                   Exhibit 3.1.2

                           CERTIFICATE OF AMENDMENT OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            ARTHUR J. GALLAGHER & CO.


It is hereby certified that:

1.   The name of the corporation (hereinafter called the "Corporation") is:

                            Arthur J. Gallagher & Co.

2. The Restated Certificate of Incorporation of the Corporation is hereby amended by striking out Article Fourth (A) thereof and by substituting in lieu of said Article the following new Article:

          "(A) The aggregate number of shares which the corporation is authorized to issue is 401,000,000, of which 1,000,000 shares shall be Preferred Stock with no par value per share and 400,000,000 shares shall be Common Stock with par value of $1.00 per share."

3. The amendment of the Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Signed and attested to on May 23, 2001.


                                        /s/ John C. Rosengren
                                        ------------------------------------
                                        John C. Rosengren
                                        Vice President and General Counsel


Attest:

/s/ Christine D. Greb
------------------------------
Christine D. Greb
Assistant Secretary


                                              State of Delaware
                                             Secretary of State
                                          Division of Corporations
                                          Filed 09:00 AM 05/25/2001
                                             010255269 - 0780509